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                                                                       Exhibit 5

                     [THE J. M. SMUCKER COMPANY LETTERHEAD]


                                 August 16, 2002


Securities and Exchange Commission
Judiciary Plaza
450 5th Street, N.W.
Washington, D.C.  20549

                        Re: The J. M. Smucker Company
                            1998 Equity and Performance Incentive Plan


Ladies and Gentlemen:

         I have acted as counsel for The J. M. Smucker Company, an Ohio corporation (the "Registrant"), in connection with The J. M. Smucker Company 1998 Equity and Performance Incentive Plan (the "Plan"). I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion, and based thereon, I am of the opinion that:

         1. The Registrant's Common Shares, without par value (the "Common Shares"), that may be issued or transferred and sold pursuant to the Plan and the authorized forms of agreement thereunder ("Agreements") will be, when issued or transferred and sold in accordance with the plan and such Agreements, duly authorized, validly issued, fully paid and nonassessable.

         2. When issued in accordance with the Amended and Restated Rights Agreement, dated as of August 28, 2000 between the Registrant and Computershare Investor Services, LLC, successor to Harris Trust and Savings Bank, as Rights Agent, as amended October 22, 2001 (the "Rights Agreement"), the Preferred Share Purchase rights (the "Rights") will be validly issued.

           The opinion set forth in paragraph 2 is limited to the valid issuance of the Rights under the corporation laws of the State of Ohio. I do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability of any particular provisions of the Rights Agreement.

           In rendering the opinion set forth in subparagraph 2 above, moreover, I note that my review indicates that there are no reported decisions applying Ohio law concerning the authorization or issuance of securities substantially similar to the Rights. In the absence of directly applicable judicial authority, I have considered the pertinent provisions of Ohio corporation law and the decisions of courts applying the laws of other jurisdictions to analogous factual situations. Although such decisions may be persuasive to Ohio courts, they have no binding precedential effect.

           I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Registrant to effect registration of the Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933.

                                                          Very truly yours,

                                                          /s/  Ann Harlan

                                                          Ann Harlan
                                                          General Counsel